Consent of Black Mountain Technology

In connection with U.S. Geothermal Inc's Registration Statements on Form S-8 (No. 333-164394), Form S-8 (No. 333-141262), Form S-3 (No. 333-163384), Form S-3 (No. 333-165728) and Form S-3 (No. 333-170202) of U.S. Geothermal Inc. and related filings under the United States Securities Act of 1933, I, Susan Petty, on behalf of Black Mountain Technology ("Black Mountain"), hereby consent to the use of Black Mountain's name and to the use of the "Empire Geothermal Project Evaluation" dated August, 2006, as updated March 2008, references to the Project Evaluation, or portions thereof, or information derived from the Project Evaluation, in the Registration Statement.

Dated at Seattle, Washington, this 2 day of June, 2011

Name:Susan Petty
Title: Principal and Owner